Exhibit 23

Independent Auditors’ Consent

The Board of Directors and Stockholders
Crompton Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 33-21246, 33-42280, 33-67600, 333-62429, 333-87035, 333-60422, 333-71030, 333-71032 and 333-87886) on Form S-8 of Crompton Corporation of our report, dated January 31, 2003, with respect to the consolidated balance sheets of Crompton Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three- year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K/A of Crompton Corporation.

/s/KPMG LLP
Stamford, Connecticut
December 23, 2003